Exhibit 99.1

NEWS RELEASE

For information contact:

Vincent H. Chao

Chief Financial Officer

(407) 265-7348	FOR IMMEDIATE RELEASE

February 19, 2026

NNN REIT, Inc. Announces Retirement of Board Chair and Replacement

Orlando, Florida, February 19, 2026 – The Board of Directors ("Board") of NNN REIT, Inc. (NYSE: NNN) ("NNN" or the "Company") announced that Steven D. Cosler, Chairperson ("Chair"), has retired from the Board effective February 18, 2026. Edward J. Fritsch, an independent director, has been appointed by the Board to succeed Mr. Cosler and serve as Chair effective upon Mr. Cosler’s retirement.

Mr. Cosler has served on the Board since August 2016 and as Chair since May 2021. Steve Horn, Chief Executive Officer, commented, "We are grateful for Steve’s many contributions to the Company since joining in 2016, and especially for his steady leadership and guidance as Chair during a period of significant market disruption. His commitment and perspective have been invaluable. I look forward to partnering with Ed as we guide NNN forward and continue executing on our strategy to drive long-term shareholder value."

"It has been a privilege to serve as Chair of NNN and to work alongside such a talented Board and management team," stated Mr. Cosler. "I am confident that Ed and Steve will provide strong, cohesive leadership as the Company continues to deliver on its strategic objectives."

Mr. Fritsch has served on NNN’s Board since February 2012 and brings extensive REIT experience as former President and Chief Executive Officer at Highwoods Properties, Inc., a publicly traded REIT (retired, 2019). "On behalf of the entire Board, we thank Steve for his years of dedicated service and leadership," said Mr. Fritsch. Mr. Fritsch is a former member of the Nareit Board of Governors, and its 2015-2016 national chair, and was the recipient of Nareit’s Industry Leadership Award in 2023.

About NNN REIT, Inc.

NNN invests in high-quality properties subject generally to long-term, net leases with minimal ongoing capital expenditures. As of December 31, 2025, the Company owned 3,692 properties in all 50 states, the District of Columbia and Puerto Rico with a gross leasable area of approximately 39.6 million square feet and a weighted average remaining lease term of 10.2 years. NNN is one of only three publicly traded real estate investment trusts to have increased annual dividends for 36 or more consecutive years. For more information on the Company, visit www.nnnreit.com.